Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. Declares Cash Dividend of $0.055 Per Share

Fort Myers, FL – April 12, 2013 – Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors declared a quarterly cash dividend of $0.055 per share of its common stock, a 4.8% increase over the dividend rate from June 2012. The dividend is payable on July 1, 2013 to Chico’s FAS shareholders of record at the close of business on June 17, 2013.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

The Chico’s brand offers women a combination of great style, one-of-a-kind details and warm personal service. Chico’s currently operates 611 boutiques and 100 outlets throughout the U.S., mails a catalog and offers round-the-clock shopping at www.chicos.com.

White House | Black Market strives to make women feel beautiful with apparel and accessories in the honest simplicity of black and white and the individuality of styles built from it. White House | Black Market currently operates 406 boutiques and 48 outlets, mails a catalog highlighting its latest fashions and connects with customers at www.whbm.com.

Soma Intimates offers beautiful and sensual lingerie, loungewear and beauty. Soma Intimates currently operates 197 boutiques and 16 outlets, mails a catalog coinciding with key shopping periods and sells direct-to-consumer at www.soma.com.

Boston Proper is a leading direct-to-consumer retailer of women’s apparel and accessories. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available through the Boston Proper catalog, www.bostonproper.com, and one boutique.

For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199